Exhibit 99.2

GX Acquisition Corp. Announces Closing of $287,500,000 Initial Public Offering

New York, NY, May 23, 2019 (GLOBE NEWSWIRE) -- GX Acquisition Corp. (NASDAQ: GXGXU) (the “Company”) announced today that it closed its initial public offering of 28,750,000 units, including 3,750,000 units issued pursuant to the exercise by the underwriter of its over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $287,500,000.

The Company’s units are listed on the Nasdaq Capital Market (“Nasdaq”) and commenced trading under the ticker symbol “GXGXU” on May 21, 2019. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants will trade and are exercisable.  Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be traded on Nasdaq under the symbols “GXGX” and “GXGXW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies with an enterprise value in excess of $1 billion. The Company is led by Co-Chief Executive Officers Jay Bloom and Dean Kehler.

Cantor Fitzgerald & Co. acted as the sole book running manager for the offering.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $287,500,000 (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of May 23, 2019 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on May 20, 2019.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Kristin Celauro
732-433-5200
kristin@blicksilverpr.com

or

Caroline Luz
203-656-2829
caroline@blicksilverpr.com